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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION 1600 BROADWAY, SUITE 2200 DENVER, COLORADO 80202	CONTACT: DAVID H. KEYTE EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (303) 812-1663
FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES 2002 FINANCIAL AND OPERATIONAL RESULTS AND 2003 GUIDANCE

        DENVER, COLORADO—February 13, 2003—Forest Oil Corporation (NYSE:FST) (Forest) today announced financial and operational results for the fourth quarter and year-end 2002, provided information regarding upcoming projects for Forest's North American and International operations and announced its 2003 guidance.

2002 RESULTS

        For the quarter ended December 31, 2002, Forest reported earnings before extraordinary item of $9.3 million or $.20 per basic share compared to a loss before extraordinary item of $26.5 million or $.56 per share in the fourth quarter of 2001. Net earnings were $9.2 million or $.20 per basic share for the fourth quarter of 2002 compared to a net loss of $29.7 million or $.63 per share for the fourth quarter of 2001.

        Forest reported earnings before extraordinary item of $24.5 million or $.52 per basic share for the year ended December 31, 2002, compared to earnings before extraordinary item of $109.4 million or $2.30 per share in the corresponding 2001 period. Net earnings were $21.3 million or $.45 per basic share for 2002 compared to net earnings of $103.7 million or $2.18 per share in 2001.

        Higher earnings for the quarter ended December 31, 2002 were the result of higher oil and gas sales, lower oil and gas production expense and lower impairment expense compared to the corresponding period of 2001. The loss reported in the fourth quarter of 2001 included provisions for impairments of certain International properties and Enron-related receivables. The decrease in earnings for the full year of 2002 compared to 2001 was the result of lower production volumes and lower average oil and gas sales prices, offset partially by lower operating expenses.

        Lower production volumes reported for both the quarter and the year ended December 31, 2002 compared to the corresponding periods in 2001 are primarily the result of property sales, hurricane downtime in the Gulf of Mexico and normal declines caused by reduced capital expenditures.

Comparative Financial and Production Data

        The following table sets forth certain of Forest's financial and production statistics for the years and three months ended December 31, 2002 and 2001:

	Three Months Ended December 31,		Years Ended December 31,
	2002	2001	2002	2001
Daily natural gas production (MMCF):
United States	215.8	239.6	215.2	266.9
Canada	31.0	33.0	37.0	30.1

Total	246.8	272.6	252.2	297.0
Daily liquids production (MBBLS):
United States	19.4	26.9	20.5	25.3
Canada	3.1	3.7	3.2	3.7

Total	22.5	30.6	23.7	29.0
Net daily production (MMCFE)	381.8	456.2	394.4	471.2
Total production (BCFE)	35.1	42.0	144.0	172.0
Oil and gas sales revenue (millions)	$126.6	124.1	471.7	714.9
Average gas sales price ($/MCF)	$3.58	2.79	3.13	4.32
Average liquids sales price ($/BBL)	$21.87	19.23	21.16	23.31

        The following supplemental information is provided to allow for analysis of results considering the impact of certain special items:

	Three Months Ended December 31, 2002	Year Ended December 31, 2002
	(In Thousands Except Per Share Amounts)
Net cash provided by operating activities	$59,338	190,067

EBITDA	$77,813	272,247
Translation loss (gain) on subordinated debt	—	(332)
Unrealized loss (gain) on derivative instruments, net	(287)	788
Extraordinary loss on extinguishment of debt	107	3,210

	$77,633	275,913

Cash flow before working capital changes	$64,839	224,880
Weighted average number of common shares outstanding (basic)	47,001	46,935

Per share	$1.38	4.79

Earnings before extraordinary item	$9,300	24,486
Translation loss (gain) on subordinated debt	—	(332)
Unrealized loss (gain) on derivative instruments, net	(287)	788

	$9,013	24,942
Weighted average number of common shares outstanding (basic)	47,001	46,935

Per share	$.19	.53

Total long-term debt	$767,219	767,219
Realized gain, net of amortization, on termination of interest rate swaps accounted for as fair value hedges	34,839	34,839

	$732,380	732,380

        2002 Financial and Operational Results.    For the year ended December 31, 2002, oil and gas sales revenue decreased 34% compared to 2001. The decrease was the result of lower product prices and production volumes. For the quarter ended December 31, 2002, oil and gas sales revenue increased 2% compared to the same period in 2001 due primarily to higher product prices, partially offset by the effects of lower production volumes. Average gas sales prices declined 28% for the full year of 2002 compared to 2001, but increased 28% in the fourth quarter of 2002 compared to the corresponding period in 2001. Average liquids sales prices declined 9% for the year ended December 31, 2002 and increased 14% in the fourth quarter of 2002 compared to the 2001 periods.

        For the full year of 2002, Forest produced 144.0 BCFE for an average daily sales volume of 394.4 MMCFE per day. Lower production volumes in the full year of 2002 compared to 2001 were attributable primarily to the Gulf of Mexico Offshore Business Unit. The Gulf of Mexico properties were impacted by the sale of 50% of Forest's interests in the South Marsh Island and Vermilion areas in the fourth quarter of 2001, and also experienced hurricane downtime and normal production declines that were the result of reduced capital expenditures.

        For the fourth quarter of 2002, Forest produced 35.1 BCFE for an average daily sales volume of 381.8 MMCFE per day. Fourth quarter sales volumes were negatively impacted by Hurricane Lili, marginal property sales in Canada and shortfalls in Alaska tanker liftings that left higher than anticipated oil inventory on hand at year-end.

        Lease operating expense decreased 15% to $158.7 million for the year ended December 31, 2002 compared to $186.3 million in 2001, and decreased 22% to $38.8 million for the fourth quarter of 2002 compared to $49.6 million in the corresponding period in 2001. The decreases were due primarily to lower direct operating expense. The decrease in expense in the fourth quarter of 2002 was achieved despite expense of approximately $1.7 million incurred in connection with hurricane repairs.

        General and administrative expense was $39.1 million and $11.3 million for the year and quarter ended December 31, 2002, respectively, compared to $30.5 million and $9.5 million for the same periods in 2001. The increase for the full year ended December 31, 2002 was attributable primarily to increases in employee related expenses, legal expense and insurance expense, lower fixed rate overhead cost recoveries for production operations as a result of the Gulf of Mexico property sale and the related change in operatorship of those properties, and lower fixed rate overhead cost recoveries for drilling activities due to decreased capital spending in the 2002 period. The increase in general and administrative expense in the fourth quarter of 2002 compared to the fourth quarter of 2001 was due primarily to increases in employee related expenses and lower fixed rate overhead cost recoveries for production operations. The percentage of overhead capitalized remained relatively constant at approximately 40% during the 2002 and 2001 periods.

        Depreciation and depletion expense was $186.2 million and $50.0 million for the year and quarter ended December 31, 2002, respectively, compared to $226.0 million and $51.7 million for the comparable periods of 2001. The decrease in the year ended December 31, 2002 was primarily attributable to lower production volumes. The decrease in the fourth quarter of 2002 was attributable to lower production volumes, offset by a higher per-unit rate. On a per-unit basis, the depletion rates were $1.26 and $1.39 per MCFE for the year and quarter ended December 31, 2002, respectively, compared to $1.29 and $1.20 per MCFE in the corresponding prior year periods. The increase in the rate in the fourth quarter of 2002 was due primarily to anticipated increases in estimated future development costs.

        Interest expense for the year ended December 31, 2002 increased slightly to $50.4 million compared to $49.9 million in 2001 due primarily to higher debt balances, offset partially by lower interest rates on variable and fixed rate debt. Interest expense for the quarter ended December 31, 2002 was $12.6 million, compared to $12.1 million in the comparable 2001 period. Lower interest rates on variable and fixed rate debt in the 2002 period were offset by higher debt balances.

        Capital Structure.    In the year ended December 31, 2002, Forest issued $150 million principal amount of Senior Notes, the proceeds of which were used to repurchase outstanding Senior Subordinated Notes and to repay borrowings under the Senior Credit Facility. At December 31, 2002, there were outstanding borrowings of $95 million under the $600 million Senior Credit Facility and total principal amount of long-term debt of $736 million.

        In January 2003, Forest redeemed the remaining $66 million of its 10 1/2% Senior Subordinated notes at 105.25% of par. A loss of approximately $4.0 million (before income tax effects) will be recorded in the first quarter of 2003 in connection with the redemption. The redemption was funded by borrowings under the Senior Credit Facility.

        In January 2003, Forest issued 7,850,000 shares of common stock in a public offering. The net proceeds of $184.1 million were used to repurchase 7,850,000 shares of common stock from The Anschutz Corporation and certain of its affiliates. In February 2003, an additional 900,000 shares of common stock were issued pursuant to the underwriters' over-allotment option. The net proceeds of $21.2 million were used to repay borrowings under the Senior Credit Facility.

        On February 10, 2003, there were outstanding borrowings of $165 million under the Senior Credit Facility and total principal amount of long-term debt of $740 million.

        Capital Activities.    During 2002, Forest drilled a total of 69 wells with an overall success rate of 75%. Approximately 30% of the 2002 capital expenditures were dedicated to exploration activity and 70% to development activity with a significant portion of the development expenditures spent on the Redoubt Shoal facilities in Alaska. Drilling activity averaged 13 rigs (operated and non-operated) in the fourth quarter of 2002 and increased to 16 rigs going into 2003.

        The following chart summarizes capital expenditures incurred in 2002 for exploration and development activities (in millions):

	United States	Canada	International	Consolidated Total
Exploration	$72.7	13.4	16.3	102.4
Development	240.0	7.9	—	247.9
Acquisitions	3.9	—	—	3.9

Capital expenditures	$316.6	21.3	16.3	354.2

        Reserves.    Forest reported year-end estimated proved reserves of 1,560 BCFE, all of which are located in North America. The proved reserves consist of 52% natural gas and 48% oil, condensate and natural gas liquids. Forest's pre-tax SEC PV10 value of estimated proved reserves was approximately $2.6 billion calculated based on year-end published index prices of $31.23 per barrel and $4.595 per MMBTU.

        Ryder Scott Company, independent petroleum engineers, provided a review of Forest's estimated proved reserves as of December 31, 2002. Ryder Scott's estimates were, in the aggregate, approximately 10% lower than our estimates.

OPERATIONAL PROJECT UPDATE

Alaska

Redoubt Shoal (100% Working Interest)

        First production from the Redoubt Shoal discovery began on December 9, 2002 through temporary production facilities. Production will be limited to the #1 and #2 wells until the Kustatan onshore facilities are finished, which is expected to occur in the first quarter of 2003. During the fourth quarter of 2002, the #5A well was completed and drilling operations commenced on the #6 well. The #6 well is currently drilling at an approximate depth of 13,100 feet.

Canada

Foothills—Narraway Area (55%—100% Working Interests)

        Following the acquisition of additional 3-D seismic, the Narraway 3-24 was drilled and completed. This multi-zone completion tested at 7 MMCF per day and is expected to have first sales in February 2003. There are four additional wells in Narraway planned for 2003, which will be tied into the Forest jointly-owned gas plant and pipeline.

Northwest Territories—Ft. Liard Area (20%—65% Working Interests)

        Through our joint exploration venture with Anadarko, 3-D seismic was acquired and evaluated in 2002. Subsequent to the evaluation of the seismic and pursuant to the terms of the joint venture agreement, the Liard P-16 was spudded in February 2003 by Anadarko to target the deep Nahanni carbonates. Forest also anticipates that it will commence the P-66 sidetrack in April 2003.

Plains Areas (30%—100% Working Interests)

        During the first quarter of 2003, rig activity is anticipated to increase in the Plains area with activity focused in the Kaybob, Kessler and Herronton areas.

Gulf of Mexico Offshore

West Cameron 312 (72% Working Interest)

        The #4 ST2 was drilled and completed in December 2002 at an initial production rate of 5.4 MMCFE per day.

Grand Isle Block 76 (100% Working Interest)

        The A-23 Marlin Deep exploration discovery was completed in January 2003 and brought on-line at an initial rate of 10.7 MMCFE per day.

Eugene Island Block 53 (50% Working Interest)

        The #2 well was recompleted in early 2003 and is currently producing 16.2 MMCFE per day.

Gulf Coast Onshore

Deer Island Deep Prospect, Louisiana (50% Working Interest)

        The CL&F 25-1 exploration prospect commenced drilling in December 2002 and is currently at approximately 14,600 feet. The well should reach total depth in the first quarter of 2003.

Katy Field, Texas (53% Working Interest)

        The Middle Wilcox exploitation program continued in the fourth quarter of 2002 with the W-49 testing 4.0 MMCFE per day. This program will continue in 2003 as will the 3-D seismic program, which began in late 2002.

Western Region

Wild Rose Field, Wyoming (50%—100% Working Interests)

        To date, 13 wells have been drilled in the Wild Rose program. The last completion, the 9-18, had the highest flow rate of any well drilled by Forest to date testing 5.7 MMCFE per day. The drilling program continued in the fourth quarter of 2002 and into 2003 with the drilling of the 9-26, 3-22 and 9-10 wells. Approximately 10 wells are expected to be drilled in 2003.

Permian Basin, Apollo Field, Texas (62% Working Interest)

        Our exploitation program has increased production in this field from 1 MMCF per day to 11 MMCF and 800 barrels per day. A new well, the University 2-32, is currently drilling at approximately 5,400 feet.

International

Ibhubesi, South Africa (70% Working Interest)

        Progress was made on the Ibhubesi gas project commercialization in the fourth quarter of 2002. In November 2002, a letter of intent was signed with the Minister of Mines and Energy of South Africa to work in cooperation to bring natural gas to market in the Cape Town region. Following our signing of a Memorandum of Understanding in September 2002, a non-binding letter of intent was signed with PetroSA for a 24% equity participation in certain sub-lease agreements covering portions of Forest's offshore acreage position.

Gabon, West Africa (44.5% Working Interest)

        The Pembi exploratory prospect is expected to spud in May depending on rig availability.

Germany (55% Working Interest)

        OMV has reached agreement with Forest to farm into a 45 percent working interest of Forest's exploration rights in Southern Bavaria and the Oberallgäu foothills areas.

2003 GUIDANCE

        Specific Assumptions and Risks Related to Price and Production Estimates.    Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition, Forest's oil and gas prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Consequently, Forest's financial results and resources are highly influenced by this price volatility.

        Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

        The production, transportation and marketing of liquids and gas are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes and earthquakes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

        Overall Summary of Proposed Activity.    In 2003, Forest is initially anticipating that it will incur between $300 million and $350 million of capital expenditures.

        Given these general limitations and those discussed below, the assumptions underlying Forest's forecast for 2003 are set forth below:

        Daily Production.    We have assumed that our daily production will be between 420 and 470 MMCFE per day for the full year of 2003. Production is expected to be higher at year-end than at the beginning. In the first quarter of 2003, we anticipate that our daily production will be between 395 and 415 MMCFE per day.

        Liquids Production.    We have assumed that our oil production will be between 27,500 and 33,000 barrels per day.

        Gas Production.    We have assumed that our natural gas production will be between 250 and 280 MMCF per day.

        Liquids Price Differentials.    We have assumed that our average differential between NYMEX oil prices and realized liquids prices will be between $3.50 and $4.50 per barrel.

        Gas Price Differentials.    We have assumed that our average differential between NYMEX gas prices and realized gas prices will be between $.20 and $.40 per MCF.

        Price Sensitivity.    We estimate that gas and oil revenue will change by approximately $9 million to $11 million for each $.10 per MMBTU change in NYMEX natural gas prices and by approximately $10 million to $12 million for each $1.00 per barrel change in NYMEX oil prices.

        Hedging.    Forest has swaps in place for 2003 covering the aggregate average daily volumes and weighted average prices shown below.

Natural gas swaps:
Contract volumes (BBTU/d)	83.8
Weighted average price (per MMBTU)	$4.41
Natural gas collars:
Contract volumes (BBTU/d)	38.1
Weighted average ceiling price (per MMBTU)	$4.80
Weighted average floor price (per MMBTU)	$3.40
Oil swaps:
Contract volumes (MBbls/d)	8.1
Weighted average price (per Bbl)	$23.73
Oil collars:
Contract volumes (MBbls/d)	3.6
Weighted average ceiling price (per Bbl)	$26.02
Weighted average floor price (per Bbl)	$22.51

        Production Expense.    Our production and operating expenses (which include production taxes and product transportation) vary in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. For 2003, we have assumed that our production expense will be between $155 million and $170 million.

        Depreciation, Depletion and Amortization (DD&A).    We have assumed that the DD&A rate will be between $1.30 and $1.50 per MCFE.

        Capital Expenditures.    We have assumed that capital expenditures will be between $300 million and $350 million. Some of the factors impacting the level of capital expenditures in 2003 include absolute crude oil and natural gas prices, the volatility in these prices and the cost and availability of oil field services.

        General and Administrative Expense (G&A).    We have assumed that our G&A expense will be between $33 million and $38 million.

        Interest Expense.    We have assumed that our interest expense will be between $48 million and $54 million, depending on the timing of cash flows and capital expenditures.

        All floating rate debt has been considered in the assumed interest expense shown above. We have assumed that the one-month LIBOR rate will average 3% in 2003.

        Income Taxes.    We have assumed that our effective income tax rate will be 42% (inclusive of applicable federal and state taxes) and our current tax will be 1 to 2% of the total tax expense.

        Shares Outstanding.    In January, 2002 we had approximately 48 million common shares outstanding. We have assumed that diluted shares will be between 48 million and 50 million shares.

DEFINITIONS

        In this release, the following definitions apply:

        EBITDA—Earnings before interest expense, tax expense and depreciation and depletion expense.

        Finding and development cost—Total capital spending for exploration and development activities divided by net reserve additions from all sources.

        Principal amount of long-term debt—The amount due at maturity to holders of these securities. Does not include premiums, discounts, issuance costs or the effects of fair value hedges pursuant to FAS 133.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2001 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

TELECONFERENCE CALL

        Forest Oil Corporation management will hold a teleconference call on Thursday, February 13, 2003, at 11:00 a.m. EST (9:00 MST) to review the fourth quarter and year-end results. If you would like to participate please call 888.781.5307 (for U.S./Canada) or 706.634.0611 (for International) and request the Forest Oil teleconference.

        A replay will be available from Thursday, February 13 through Friday, February 21, 2003. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) or 706.645.9291 (for International), reservation #7557435. Please note that the reservation number is not needed to access the teleconference, only the replay.

* * * * *

        Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Alaska, Louisiana, Oklahoma, Texas, Utah, Wyoming and the Gulf of Mexico, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.ForestOil.com.

February 13, 2003

###

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2002	December 31, 2001
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$13,166	8,387
Accounts receivable	111,760	134,090
Derivative instruments	3,241	31,632
Current deferred tax asset	10,310	—
Other current assets	21,994	27,856

Total current assets	160,471	201,965
Net property and equipment, at cost	1,687,885	1,516,900
Deferred income taxes	41,022	43,930
Goodwill and other intangible assets, net	12,525	13,263
Other assets	22,778	20,311

	$1,924,681	1,796,369

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$153,413	209,163
Accrued interest	6,857	7,364
Derivative instruments	29,120	1,548
Current portion of deferred income tax liability	—	11,154
Other current liabilities	2,285	11,069

Total current liabilities	191,675	240,298
Long-term debt	767,219	594,178
Other liabilities	28,199	21,524
Deferred income taxes	16,377	16,426
Shareholders' equity:
Common stock	4,913	4,883
Capital surplus	1,159,269	1,145,282
Accumulated deficit	(144,546)	(165,824)
Accumulated other comprehensive loss	(41,889)	(4,147)
Treasury stock, at cost	(56,536)	(56,251)

Total shareholders' equity	921,211	923,943

	$1,924,681	1,796,369

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2002	2001	2002	2001
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Gas	$81,323	69,992	288,542	467,767
Oil, condensate and natural gas liquids	45,241	54,141	183,198	247,085

Total oil and gas sales	126,564	124,133	471,740	714,852
Marketing and processing, net	1,029	965	3,954	3,465

Total revenue	127,593	125,098	475,694	718,317
Operating expenses:
Oil and gas production	38,806	49,645	158,699	186,250
General and administrative	11,270	9,482	39,126	30,514
Merger and seismic licensing expense	—	1,575	—	9,836
Depreciation and depletion	50,005	51,712	186,221	226,033
Impairment of oil and gas properties	—	18,072	—	18,072
Impairment of contract value	—	3,239	—	3,239

Total operating expenses	100,081	133,725	384,046	473,944

Earnings (loss) from operations	27,512	(8,627)	91,648	244,373
Other income and expense:
Other (income) expense, net	(179)	7,724	703	9,592
Interest expense	12,636	12,147	50,433	49,910
Translation (gain) loss on subordinated debt	—	106	(332)	7,872
Realized (gain) loss on derivative instruments, net	63	270	1,253	(11,556)
Unrealized (gain) loss on derivative instruments, net	(287)	4,329	788	(376)

Total other income and expense	12,233	24,576	52,845	55,442

Earnings (loss) before income taxes and extraordinary item	15,279	(33,203)	38,803	188,931
Income tax expense (benefit):
Current	(47)	(356)	268	2,365
Deferred	6,026	(6,370)	14,049	77,212

	5,979	(6,726)	14,317	79,577

Net earnings (loss) before extraordinary item	9,300	(26,477)	24,486	109,354
Extraordinary loss on extinguishment of debt	(107)	(3,194)	(3,210)	(5,611)

Net earnings (loss)	$9,193	(29,671)	21,276	103,743

Earnings (loss) attributable to common stock	$9,193	(29,671)	21,276	103,743

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

(continued)

	Three Months Ended December 31,		Years Ended December 31,
	2002	2001	2002	2001
	(In Thousands Except Per Share Amounts)
Weighted average number of common shares outstanding:
Basic	47,001	46,738	46,935	47,674

Diluted	48,196	46,738	48,207	49,282

Basic earnings per common share:
Earnings (loss) attributable to common stock before extraordinary item	$.20	(.56)	.52	2.30
Extraordinary loss on extinguishment of debt	—	(.07)	(.07)	(.12)

Earnings (loss) attributable to common stock	$.20	(.63)	.45	2.18

Diluted earnings per common share:
Earnings (loss) attributable to common stock before extraordinary item	$.19	(.56)	.51	2.22
Extraordinary loss on extinguishment of debt	—	(.07)	(.07)	(.11)

Earnings (loss) attributable to common stock	$.19	(.63)	.44	2.11

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2002	2001
	(In Thousands)
Cash flows from operating activities:
Net earnings before extraordinary item	$24,486	109,354
Adjustments to reconcile earnings to net cash provided by operating activities:
Depreciation and depletion	186,221	226,033
Impairment of oil and gas properties	—	18,072
Impairment of contract value	—	3,239
Amortization of deferred hedge gain	(791)	—
Amortization of deferred debt costs	2,233	1,793
Translation (gain) loss on subordinated debt	(332)	7,872
Unrealized loss on derivative instruments, net	788	1,353
Deferred income tax expense	14,049	77,212
Stock and stock option compensation	—	595
Other, net	(1,774)	(59)
Decrease in accounts receivable	23,196	66,358
Decrease (increase) in other current assets	7,929	(5,341)
(Decrease) increase in accounts payable	(59,065)	50,241
Decrease in accrued interest and other current liabilities	(6,873)	(58,709)

Net cash provided by operating activities	190,067	498,013
Cash flows from investing activities:
Capital expenditures for property and equipment:
Exploration, development and acquisition costs	(354,220)	(564,661)
Other fixed assets	(4,057)	(4,527)
Proceeds from sales of assets	5,465	152,872
Increase in other assets, net	(3,831)	(4,880)

Net cash used by investing activities	(356,643)	(421,196)
Cash flows from financing activities:
Proceeds from bank borrowings	466,760	766,986
Repayments of bank borrowings	(391,371)	(1,080,546)
Proceeds from settlement of interest rate swaps	35,630	—
Issuance of 7 3/4% senior notes, net of issuance costs	146,846	—
Issuance of 8% senior notes, net of issuance costs	—	420,550
Repurchases of 8 3/4% senior subordinated notes	(66,248)	(131,933)
Repurchases of 10 1/2% senior subordinated notes	(23,935)	(9,350)
Proceeds from the exercise of options and warrants	4,671	8,430
Purchase of treasury stock	(560)	(55,803)
(Decrease) increase in other liabilities, net	(230)	470

Net cash provided (used) by financing activities	171,563	(81,196)
Effect of exchange rate changes on cash	(208)	(1,237)

Net increase (decrease) in cash and cash equivalents	4,779	(5,616)
Cash and cash equivalents at beginning of period	8,387	14,003

Cash and cash equivalents at end of period	$13,166	8,387

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  Exhibit 99.1